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EDITED TRANSCRIPT

GLF - Q2 2014 Gulfmark Offshore Inc Earnings Call

EVENT DATE/TIME: JULY 22, 2014 / 1:00PM GMT

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THOMSON REUTERS

CORPORATE PARTICIPANTS

Quintin Kneen *GulfMark Offshore - President & CEO*

Jay Mitchell *GulfMark Offshore - CFO*

David Rosenwasser *GulfMark Offshore - COO*

CONFERENCE CALL PARTICIPANTS

George O'Leary *Tudor. Pickering, Holt & Company - Analyst*

Jeff Spittel *Clarkson Capital Markets - Analyst*

Matthias Detjen *Morgan Stanley - Analyst*

Greg Lewis *Credit Suisse - Analyst*

Trey Stolz *Iberia Capital Partners - Analyst*

Bill Dezellem *Tieton Capital Management - Analyst*

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore second quarter 2014 earnings conference call. My name is Gary, and I will be your conference specialist for this presentation.

On the call today are Quintin Kneen, President and Chief Executive Officer, Jay Mitchell, Chief Financial Officer, and David Rosenwasser, Chief Operating Officer. After the speaker's remarks, there will be a question-and-answer session.

(Operator Instructions).

Please note, this event is being recorded.

This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors. These risks are more fully disclosed in the Company's filing with the SEC. The forward-looking comments on this conference call should not therefore be regarded as representations, and that the projected outcomes can or will be achieved. Thank you.

I would now like to turn the call over to Mr. Quintin Kneen. Please go ahead.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Thank you, Gary. Greetings everyone, and welcome to the Second Quarter 2014 GulfMark earnings conference call.

This quarter's earnings release probably needs a bit more explanation than many of our recent quarters, and our objective today is to provide you with some clarity on the market conditions that we experienced in the Second Quarter and on the two non-recurring charges.

I will make some prepared remarks on current market conditions and on what we anticipate for the Third Quarter and for the remainder of 2014. Then I will hand it over to Jay to go over the quarterly numbers and our updated guidance. Next, David will give us an update on worldwide operations. And then we will open it up for questions.

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THOMSON REUTERS

The Second Quarter has consistently been one of our strongest quarters of the year, with the Third Quarter being the other strong quarter. But our markets on the Second Quarter varied from our expectations.

On an absolute basis, it was a good quarter. Revenue was up 10% over the First Quarter of this year and up 18% over the Second Quarter of last year. But it was a bit softer than we were forecasting and the mix of strength and weakness was different than we were anticipating.

Revenue was up nicely, about $12 million sequentially, pushed up by $1,000 per day increase in the average day rate and three additional vessels in the fleet, all of which came in as planned. But we were also anticipating another $3 million of revenue coming in from increased utilization. We were anticipating another 1.5 percentage points of utilization, getting us to just under 90% fleet wide. The North Sea came in about 4 percentage points lower than we were forecasting and Southeast Asia came in 6 percentage points lower. However, the Americas, led by the US Gulf of Mexico came in about 4 percentage points higher.

As a result, we were about 1.5 percentage points lower over all, at just over 88% fleet wide. The lower utilization in the North Sea was both the UK sector and the Norwegian sector and seems to be more driven by lower than anticipated demand. Principally in Norway.

The softness in Southeast Asia was not expected. Markets from time to time will experience multiple factors and utilization will decline sharply on us, and Southeast Asia seems to be a combination of multiple political concerns.

The bright spot was the western hemisphere. Principally the US Gulf of Mexico, but Mexico and Brazil as well. Utilization in the US Gulf of Mexico was just over 90%. The areas average day rate for the quarter was over $25,000 per day, for the first time ever, and appears to be going even higher. So the tightening that we have been looking forward to in the US Gulf of Mexico seems to be here.

As we mentioned in the press release, contract roll-overs have not been an issue as customers seem comfortable locking boats up, so we are definitely encouraged by the Gulf of Mexico's results and the tempo of activity in the Second Quarter.

There are still a number of vessels to be added to the US market over the next 12 months, which is a concern. But new rigs are coming as well. And based on the anticipated incremental increase in the rig activity, the equipment balance continues to look good.

For 2014, we are revising our full year revenue guidance downward from our last update. But we still see continuing year-over-year improvement in each of our primary markets. Compared to the full year 2013, we see the worldwide average day rate for us increasing just under 8%. And we now anticipate that worldwide utilization will remain flat at 88%, which is about 2 percentage points lower than we originally forecasted, and consistent with utilization we experienced in the first half of 2014.

With the additional vessels we have added to the fleet in 2014, we are now forecasting full year revenue to be between $510 million and $525 million. And for the Third Quarter, revenue to be between $130 million and $135 million.

The US Gulf of Mexico got stronger faster than we anticipated on the First Quarter call. Mostly from a utilization standpoint. We saw a $500 per day pickup in day rate, which we were forecasting. But utilization was almost 6 percentage points higher than we were expecting. We continue to anticipate the second half of 2014 to be strong, and we are still anticipating a year-over-year increase in average day rate for the US Gulf of Mexico of up to 15%.

But the US Gulf of Mexico is only part of the positive story in the Americas this quarter. The average day rate in Brazil increased over $1,700 per day, as a result of contract renegotiation's in the region. An excellent boost for our operations in Brazil and a big driver of this quarter's over all $1,000 per day increase in the average day rate.

Weather in the North Sea was extremely rough during the winter, and this led to a strong First Quarter and an optimistic outlook for the summer work season. Norway turned out to be much softer than anticipated, led by a decrease in demand for vessels from Statoil, which resulted in vessels seeking work in the UK sector of the North Sea and decreasing utilization across the region.

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THOMSON REUTERS

However, the average day rate in the North Sea increased [leniently], over $1,100 per day, driven by the UK's sector of the North Sea. And principally due to the older PSVs and the one anchor handler we have stationed there getting solid work during the work season.

Southeast Asia continues to deliver high returns on investment. The utilization was about 6 percentage points lower than we expected due to a higher than normal level of political uncertainty in the region. Vietnam, Thailand, and Indonesia each had enough uncertainty to delay decision making in those areas. And when more than one region has uncertainty it becomes harder to find work, and more competitive due to everyone else trying to find work. I mean, having three regions with a bit more uncertainty than normal resulted in the material decrease in utilization.

So the flip in anticipated performance in the North Sea and the US Gulf of Mexico is a valuable benefit of geographic diversification. But sometimes, as we saw this quarter in Southeast Asia, you just can't diversify yourself enough.

Dry-dock expense for Q2 was a bit lower than we guided. But we still anticipate dry-dock expense to be between $27 million and $28 million for the year.

The new build program is ongoing. We have delivered 8 of the 12 vessels in the program. We don't anticipate any deliveries in the Third Quarter. The US new builds continue to run late. Our next US delivery is now anticipated to be in the Fourth Quarter. But we have no concerns over their total cost or ultimate delivery.

As we have mentioned previously, our approach to building vessels going forward is likely to move away from the large episodic building programs and closer to a steady, through the cycle program, of at least a couple of vessels per year. And as opportunities present themselves, we will acquire vessels on the secondary market, as we did in the First Quarter. In today's market, we are more likely to be buyers.

All-in, the Second Quarter was forecast to be a record revenue quarter for the company, and it was. Just not as big a record as we were anticipating. We also had a couple of special items during the quarter, and accounts receivable allowance and inventory impairment. Jay will cover these in more detail.

We certainly consider these non-recurring items, and we want to assure you that we will do our best to assure that they, in fact, do not re-occur.

For the Third Quarter, we should see a slight increase in utilization in the North Sea. But a relatively stable average day rate. Given the fact, as I've mentioned previously, we are not anticipating as much of an increase in the North Sea utilization as we were as of the beginning of the year. But still up a couple of percentage points from the Second Quarter to the Third.

We have seen some signs of the North Sea tightening in the past couple of weeks. The Anchor Handling market has tightened up, which is good. The PSV market is showing some tightening as well.

The Americas region should continue to strengthen during the Third Quarter. But it is also dry-dock quarter for us. Should utilization for our Americas fleet should be slightly less than we experienced in the Second Quarter, with a continued pickup in day rate, at least as strong of a pickup in the average day rate as we saw from the First Quarter to the Second.

Southeast Asia still has a bit of uncertainty. Currently there are no indications that it is going to get materially better during the Third Quarter. So the Third Quarter, in Southeast Asia, is probably going to look similar to the Second Quarter.

With that, I will turn the call over to Jay to go over the numbers and more detail and our updated guidance for 2014.

Jay Mitchell - *GulfMark Offshore - CFO*

Thank you, Quintin.

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THOMSON REUTERS

As everyone saw in the press release and the Form 10 Q that was filed last night, our earnings were $0.54 per diluted share, including the two non-recurring items that Quintin mentioned. The first item was a spare parts impairment of $7.5 million or $0.28 per share. And the second item was an accounts receivable allowance of $2.4 million or $0.09 per share. Excluding these items, our earnings were $0.91 per diluted share.

Let me explain the items first in a little bit more detail. First, I'll take a look at the impairment. GulfMark holds a certain amount of long-term assets, inventory, and spares for future use in new builds or to ensure we can quickly service any vessel we have in our fleet. The total amount before the write-off in this balance was $18.4 million.

And that balance included four sets of propulsors in the North Sea that the Company originally acquired in 2008, as well as one drop down thruster in Southeast Asia. We planed to use these items for future new builds or upgrades of existing vessels. During the quarter, we committed to a plan to exit these particular items. While they're still saleable items, they no longer fit with our future plans for building or current vessels.

We made this re-determination and US GAAP forced us to mark these to realizable value. For us, this resulted in the write down of $7.1 million in the North Sea and about $400 thousand in Southeast Asia. At the end of the quarter, our remaining inventory balance was $11.1 million, and we're comfortable with that number. The amount of this impairment is a non-cash charge.

Next, I will talk a bit about the accounts receivable allowance. During the quarter, we added an allowance for one customer of the North Sea who experienced a financial exigency. All issues causing this were customer specific, and we do not anticipate this to be an indicator of other potential regional issues or with AR in general.

Relating to the customer, we added an allowance of $2.4 million, or $0.09 per share. Our normal policy is to reserve accounts that are over one year old. And while this account was not that old, we feel the reserve is appropriate giving the customer's situation. Looking forward, we continue regular credit checks on all new and existing customers, and we have no other issues of concern right now.

Now I will move on to the main results. Quintin already mentioned that the overall quarterly utilization held firmly at 88% from Q1, and the day rates increased 5% to $22,000. This is our highest Q2 day rate since 2008, as we mentioned in the press release, Second Quarter revenues were $131.4 million. Our highest quarterly revenues ever.

Overall quarterly revenues increased 10%. And operating income, excluding the special items, improved 41% to $32.8 million for an incremental flow through of 81%.

In the Americas, a 5 percentage point increase in utilization and a 4% increase in day rates helped increase revenues 14% to $55.7 million. That's a $7 million improvement over Q1. Operating income improved 61% to $18.8 million, an increase of $7.1 million, which gives us an incremental flow through of over 100% in the region.

Within the Americas, the story was consistently good. And the US Gulf of Mexico utilization improved 6 percentage points during the quarter to 90%. We improved despite losing 90 days or 5% of utilization to dry-dock, in vessel enhancements during the quarter.

Importantly, we are carrying that improvement into the Third Quarter as well. Fleet upgrades in the region helped us increase our average day rates 2% to over $25,500 a day. And this increase came from delivering another stretched vessel, that we stretched from a 210 class to a 260 class. We also benefited from the delivery of a new 280 class vessel.

Within the US Gulf, we are forecasting that the market will improve as we go forward. We forecast it will be an additional four floating rigs that will enter the area before year end, and we further believe that five more will enter in the first part of 2015. As such, we continue to feel optimistic about the near term and longer term future here in the US Gulf of Mexico.

Brazil, as Quintin mentioned, also improved during the quarter. Brazil operations increased an average utilization by 4 percentage points to 95% during the quarter. Maintaining this high utilization in Brazil has been an issue for us, and we're very pleased with the improvements that the teams have made here. We'll focus on this number as we consider how and what capitol to allocate to this region in the future.

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THOMSON REUTERS

Client Id: 77

Mexico is also strong, with utilization remaining in high 90s. We are still optimistic about the future of off shore exploration in Mexico and its potential for significant deep water resources. Our expectation is that non-Pemex players could be permitted to bid on tenders for off shore acreage as early as the second half of 2015. And demand should follow for all of the companies from there. We will continue to watch the developments in Mexico, as this increase in activity takes place.

Southeast Asia revenues decreased 5% or $872,000 during the quarter to $17.4 million. Average day rates remain flat during the quarter as expected. However, the utilization declined to 81% from 86%.

As Quintin mentioned, we experienced temporary activity declines in Vietnam where some drilling programs were delayed to 2015. And we were not helped by transition of power-related delays in Indonesia and Thailand which freed more vessels to compete in the region. Thailand appears to have stabilized by now, and we anticipate Indonesia will stabilize by year end.

Now, one question would be, how can higher than anticipated political uncertainty so rapidly affect our results in this region? This region has high spot market exposure, which has helped us over the past several quarters. In fact, as recently as April, we had utilization over 90% when the delays started. How high is our spot exposure? As of right now, we have about half of our revenues in the region contracted for Q3. This compares with two-thirds in the US and about three-quarters in the North Sea.

Overall, we expect the market and our utilization will move sideways over the next couple of quarters, but we do not plan to stand still. Subsequent to the end of the Second Quarter, we sold one of our older vessels in Southeast Asia for an attractive price. Disposing of older tonnage is a key part of our business strategy, and we will continue to sell more of these vessels as opportunities presents themselves.

This particular vessel had been experiencing low utilization and poor profitability which made it a good sales candidate. In the Second Quarter the vessel had utilization of 44% and contributed negligible operating income.

We continue to evaluate tonnage for sale in this region, and in the next six months we will continue to also look for incremental purchase opportunities. The region provides us with the best returns through the cycle, and we are not overly concerned about a short-term delay in demand.

North Sea revenues increased by 11% to $58.3 million. This is a nice improvement, but given the strength going into the season, we really expected more. We improved mainly because of capacity increases. We had 172 more vessel days, equivalent to approximately two more vessels available for hire as a result of the full quarter effect of our Q1 vessel deliveries. We also increased average North Sea day rates during the quarter by 5% to over $23 thousand.

Unfortunately, utilization decreased slightly compared to the First Quarter with the weaker than anticipated spot market. There are actually more rigs based in the North Sea now than this time last year. However, some new build rigs have experienced delays before commencing contracts and other have undergone prolonged yard stays resulting in fewer rigs actually working. This combined with an increase in the supply base of support vessels contributed to a weaker spot market. This effect has been felt in both the UK and Norwegian sectors of the North Sea.

We expect strengthening of activity through the remainder of the year in the North Sea. And expect day rates to continue to increase in the Third Quarter before a slight seasonal decline in Q4. Importantly, we do expect utilization to increase in the Third and Fourth Quarters.

Before special items, consolidated direct operating expenses were $59.7 million approximately, $700,000 above our expectations. The reason for the higher number was mainly due to main engine overhauls performed on two separate vessels in our North Sea and Americas regions.

We expect direct operating expenses to be $61 million in the Third quarter. This is above where we expected it earlier in the year, and the increase is mainly from fuel cost on MOG, down time fuel cost in Southeast Asia, and some repair work that we're doing while vessels are available. For the Fourth Quarter, we expect direct operating expenses will decline to around $60 million.

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Client Id: 77

Dry-dock expense was $4.7 million for the quarter, which is about $800 thousand less than our guidance. The dry-dock was lower than anticipated, primarily as a result of delaying work. G&A for the quarter, before the bad debt charge, was $14.9 million, slightly above our guidance of $14.5 million due to higher professional fees.

On the tax side, our effective tax rate for the quarter was 11.6%. Before the non-recurring items, the effective tax rate was approximately 7%. Going forward, we anticipate the rate for the rest of the year should be between 5% and 10%. As always, this rate is highly dependent on the location of profits. And if the Gulf of Mexico picks up much faster than anticipated, we could see this rate increase.

On the cash front, we generated $31.8 million of cash from operations during the quarter. CapEx for the quarter was $20.5 million. Cash on hand at the end of the quarter was $25.9 million. We did not draw any additional funds from our revolving credit facilities during the quarter while we paid down the facility by $5 million.

Total debt at the end of the quarter was $545.7 million. Total CapEx for the remainder of the year will be approximately $53 million, of which approximately $35 million relates to our new build CapEx. We have an additional $61 million of planned CapEx for 2015. And nothing right now for 2016.

Dividends paid for the quarter were $6.7 million. As we've previously discussed, we expect this dividend will continue on indefinitely.

We currently have four new builds under construction. We have three remaining deliveries in the US Gulf of Mexico in our new build program and anticipate one delivery in Q4 2014, one in Q1 of 2015 and one in Q2 2015. We expect the Arctic-class vessel announced last quarter will deliver in Q4 of 2015.

As a matter of housekeeping, we filed the universal shelf registration to replace our old shelf that expired. We believe this is prudent for a company with long-term growth plans, but we are not intending this as a signal that we are planning to immediately raise capital.

Looking forward, as Quintin mentioned, we anticipate revenue for the year of 2014 to be between $510 million and $525 million. We currently anticipate that revenue for the Third Quarter will be between $130 million and $135 million, with the Fourth Quarter relatively flat to slightly up compared to the third.

Direct operating expenses for 2014, we still expect to be between $230 million and $240 million, excluding the previously discussed non-returning items. On a quarterly basis, we expect the direct operating expenses will increase to $61 million in Q3 and drop back to $60 million in Q4. We still anticipate dry-dock for the full year will be between $27 million and $28 million with approximately $8 million recurring in each of the remaining quarters.

General and administrative expenses are expected to be in line with Q2, averaging around $15 million per quarter.

Depreciation expense is expected to be between $76 million and $77 million. The Third Quarter depreciation will be just over $19 million, with the Fourth Quarter expected to rise slightly to $19.5 million. We anticipate beginning the 2015 year with a run rate of around $20 million per quarter for depreciation.

Cash paid for interest in 2014 is expected to be about $36 million, which equates $9 million per quarter. For 2014 the interest expense will be slightly lower than the cash number, at about $30 million because a portion of the cash interest is capitalised into vessels under construction. On a quarterly basis, we expect interest to be around $7.7 million in the Third Quarter increasing to $8 million in the Fourth Quarter.

And with that, I'm going to turn the call over to David who will talk about operations.

David Rosenwasser - *GulfMark Offshore - COO*

Thank you, Jay.

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THOMSON REUTERS

Well, it seems that the Second Quarter was the flip side of the first. At least operationally. With the Americas being the breakout star and the North Sea and Southeast Asia falling a bit behind expectations.

The Second Quarter in the North Sea was forecast by most to be a positive in terms of increased activity levels and reduced vessel supply, due to units departing the market for seasonal campaigns. The expected upside led a number of owners to mobilize some of their overseas fleet to the North Sea in anticipation of higher day rates.

These speculatively repositioned assets have come from West Africa, Southeast Asia, South America and include a number of new builds. It's clear that the lower activity levels in other areas of the globe have a negative affect on the region. As a result, the quarter had occasional periods of tightness, but nothing sustained for any significant length of time. This had a particular impact on Norway, where we had strategically held vessels on the spot market.

We have recently seen operators review supply chain cost, leading to a demand impact in certain areas. Proposed tax legislation on both equipment and employees could adversely impact operating cost in the area. In some instances, CapEx projects have been put on hold with the options on rig contracts not being exercised. There have also been some delays in the delivery of new build rigs and a number are spending longer than anticipated periods in retrofit yards.

However, there are more rigs in the region. And with more arriving over the coming months, rig utilization is still expected to remain high into 2015. This coupled with the number of additional vessels still expected to leave the North Sea, should help firm up demand in the Third Quarter.

The North Sea fleet will continue to feed other markets as activity levels increase in areas such as Brazil, Africa, and the Med. Currently there are a number of both medium and long term PSV requirements in the North Sea market. In fact, all of our North Sea fleet is currently working. And our focus will continue to be to secure utilization at healthy rates over the coming months. An example of this being a recently completed five year contract with the large PSV in the UK sector.

Despite some market softness in the US Gulf, we secured multiple contract extensions in the area during the quarter. The result, like the North Sea, is that all of our vessels in the Americas are working. The first of our US new builds, a large 280 class DP2 PSV, delivered during the quarter, going directly on to term contract in the US Gulf. She's been performing well and has been very well received by the client.

Our fourth 260 class vessel enhancement was successfully delivered in May. This vessel went directly on hire, at a higher rate with our fifth 260 class vessel enhancement following close behind. She's also already contracted with an expected Q3 delivery.

US new builds 2, 3, and 4 are continuing along nicely, but with vessels 2 and 3 deliveries most likely slipping back a quarter to Q4 2014 and Q1 2015. Vessel 4 is still tracking delivery in Q2 2015 however.

Looking ahead, we anticipate the PSV market to continue to tighten into late Q3, through early Q4, and we should be well positioned to benefit from any further increases in utilization and day rates later in the year.

As many as 10 to 11 additional deep water rigs are still forecasted to enter the US Gulf of Mexico through the end of 2014, in to 2015, and Mexico is expected to see a similar number of Jackup's move in over the same time frame. As such, we continue to feel optimistic about the near term future of the Gulf of Mexico.

Finally, although Brazil has slowed its pace somewhat over the last year or so, we have just recently agreed to term contract extensions on all four of our US flight PSVs in that area.

As Quintin and Jay mentioned, the Southeast Asia market did not hold up as well as expected in the Second Quarter. As vessels rolled off term charters and/or extensions together with incoming new builds, downward pressure built up on the rates, with some owners being aggressive on either the fixing rate or on their contractual willingness to take on what we feel are unacceptable risks.

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THOMSON REUTERS

The PSV sector appeared to be the most heavily affected. And surprisingly the medium sized HCS category followed behind. On a positive note the small HCS market performed well as the need for towage for construction work and to support production work continues.

As Quintin also mentioned, several factors came together to negatively affect the market in Southeast Asia as a whole. The Vietnam market slowed as a result of the political and territorial dispute with China. Indonesia was contingent to see promise slowed due to the ongoing presidential election campaign issues. And with large E&P projects not being sanctioned until after these elections are concluded.

And, lastly, Thailand suffered from a local political upheaval and subsequent military intervention. Although daunting when taken with a whole, each of these areas is continuing to move towards workable solutions that should help them return to higher activity levels later in the year.

Lastly, but most importantly, we have not seen a change in the fundamentals driving the Southeast Asian market and forecasted activity levels in Southeast Asia still remain robust. We continue to believe the long-term prospects of the area are good, although possibly at a somewhat slower pace than we predicted earlier.

With that, I'll turn it back to you, Quintin.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Thank you, David. So hopefully you get from our commentary today a better understanding of the factors that are influencing our business and the two special items.

Although we are lowering our full year guidance due to a 2 percentage point decrease in the expected overall utilization, we still anticipate that 2014 will be our record revenue year for GulfMark.

And with that, let's open it up for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question-and-answer session.

(Operator Instructions)

The first question comes from George O'Leary with Tudor, Pickering, Holt & Company. Please go ahead.

George O'Leary - *Tudor. Pickering, Holt & Company - Analyst*

Good morning, guys.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Good morning, George.

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THOMSON REUTERS

Client Id: 77

George O'Leary - *Tudor. Pickering, Holt & Company - Analyst*

Just given your commentary around the Gulf of Mexico market, still expect to see 10 or 11 rigs move in, but have you seen, quarter on quarter, the timing of those rig mob's shift a little bit to the right?

David Rosenwasser - *GulfMark Offshore - COO*

You know, it pushed back to the right a little bit, but I wouldn't say it's significant. I don't know that anything is rolling out of the year at this point, but probably a little bit more delay than was originally expected, maybe one or so.

George O'Leary - *Tudor. Pickering, Holt & Company - Analyst*

Okay. And then, tacking on to that, Gulf of Mexico day rates -- I think you guys had indicated they would be up about 15% year on year. Is that still the expectation as you sit here today?

David Rosenwasser - *GulfMark Offshore - COO*

Yes, it is.

George O'Leary - *Tudor. Pickering, Holt & Company - Analyst*

And then, on the North Sea side, given Statoil's behavior recently, have your expectations on the demand side there changed at all? It sounds like we're still expecting a good pop in the third quarter. But as you look just in the back half in general, your thoughts around that change just quarter over quarter.

David Rosenwasser - *GulfMark Offshore - COO*

What's changed quarter over quarter is the realization that E&P operators are being serious about their capital this month. So we are seeing things pushed to the right a little bit. So still very bullish on the region as a whole. There's still a lot of vessels that are leaving the region, and there's a lot of rigs still to come into the region. I think that all bodes well for the region in the near term.

The realization in the second quarter was that the E&P companies, particularly Statoil, is very serious about their capital discipline and have brought back their demand significantly and pushed them to the right a little bit.

George O'Leary - *Tudor. Pickering, Holt & Company - Analyst*

Thanks very much, guys.

Operator

The next question comes from Jeff Spittel with Clarkson Capital Markets. Please go ahead.

Jeff Spittel - *Clarkson Capital Markets - Analyst*

Thanks. Good morning, guys.

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THOMSON REUTERS

Quintin Kneen - *GulfMark Offshore - President & CEO*

Good morning, Jeff.

Jeff Spittel - *Clarkson Capital Markets - Analyst*

Maybe if we could start with the North Sea. David, I think you had mentioned you had about five or six vessels exposed to the spot market as of the last call -- maybe just an update on where that stands today. It looks like there aren't that many PSVs or Anchor Handlers, at least on the Norwegian side, available. Is the strategy to kind of maintain some of that spot exposure to preserve a little bit of upside potential as we move into the third quarter?

David Rosenwasser - *GulfMark Offshore - COO*

There actually are a few vessels available in Norway. So we're being kind of cautious there. I think that you'll see us keep pushing towards any kind of term work with realized value going forward. As I mentioned, we just signed up one, but on a five-year contract. So, we have got a little bit less exposure, one vessel less. But as we continue to look through some of these longer-term opportunities, I think that we will evaluate our exposure going forward and probably take advantage of those term contracts.

Jeff Spittel - *Clarkson Capital Markets - Analyst*

Okay. And then, you mentioned maybe things starting to stabilize a little bit in Brazil. They're re-tendering some of the deep water service contracts. Do you think maybe Petrobras is starting to come to the realization that they need to behave a little bit more appropriately, in terms of allowing their service providers to generate decent returns, and hopefully some rigs show up over the next couple of years -- maybe just an update on your outlook there.

David Rosenwasser - *GulfMark Offshore - COO*

I would like to believe what you just said is true. Unfortunately, I think it has more to do with politics. But, as you mentioned, we are seeing an increase in activity. And really, a lot of it is just the, I guess, putting the pen to paper on some of the projects that were delayed, some of the tenders that were delayed over the last year or so.

You know, going forward, I don't think it's going to ramp up as quickly as people had hoped in the last few years. But I do think, and I do see continued growth and continued opportunity in the area.

So as I mentioned a little bit earlier, we have renewed contracts on all four of our PSVs operating in that region. We have six total vessels, but four of those we just renewed. On the long-term basis, we're looking forward to additional opportunity in the area.

Jeff Spittel - *Clarkson Capital Markets - Analyst*

Thanks, fellows. Appreciate it.

Operator

The next question comes from, and please excuse any mispronunciation, Matthias Detjen with Morgan Stanley. Please go ahead.

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Matthias Detjen - *Morgan Stanley - Analyst*

Thank you, gentlemen. I also have a question about the North Sea. In the press release, you talk about planned vessel departures being delayed. Have you seen those vessels leave the market? And following on to that, do you think that the utilization will go up because of -- more because on the demand side or because supply also go down of OSVs in the North Sea going forward?

David Rosenwasser - *GulfMark Offshore - COO*

I think it's a combination of both. When we talk about delayed vessel departures, what we knew going into the second quarter was that a number of vessels were slated to leave the North Sea. What we found was that between the period of them getting those contracts and actually leaving, they were trying to secure some short-term work so they didn't sit at the dock. So a lot of rate pressure on the market. We've seen a number of those vessels leave.

There still are some vessels slated to leave through the third quarter, or through the current quarter. So we've seen a little bit of relief. And as I mentioned, all of our vessels in the North Sea are currently working, both in the Norwegian and UK sectors. So as we go forward, I'm cautiously optimistic, but looking forward to see some increase in demand with a little bit of relief on the supply side as well.

Matthias Detjen - *Morgan Stanley - Analyst*

Okay. Great. Thanks. That's it for me. Thank you very much, guys.

Operator

The next question comes from Greg Lewis with Credit Suisse. Please go ahead.

Greg Lewis - *Credit Suisse - Analyst*

Yes. Thank you. Good morning, guys.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Good morning, Greg.

Greg Lewis - *Credit Suisse - Analyst*

Quintin or David, when we think about the Gulf of Mexico and we think specifically as it pertains to GulfMark's fleet, was there anything specific about your fleet that enabled you to sort of see pricing go up, get good contracts relative to -- I mean, I guess there seems a lot of confusion about what's going on in the Gulf of Mexico in terms of how the market is developing. Is it a function of your fleet or is it really just: Hey, there was maybe a little bit too much pessimism in sort of the overall Gulf of Mexico market?

David Rosenwasser - *GulfMark Offshore - COO*

I want to take this opportunity to beat my chest a little bit here. I think, really, it has to do with our people. I think that we are doing a great job, especially the folks in the US Gulf -- doing a great job with our clients.

We have changed our fleet profile quite a bit. We've gone from a fleet that really was predominantly 210s and 190s to a fleet that's all really larger than 240. So given that, given the enhanced program with the first eight 190s, which are now 230s, and now the additional eight 210s, which will

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be 260s, we've changed the opportunity for us to work in the area. And it's also changed the type of contracts we're working on. I'm excited about that, and I see that continuing as we go forward.

All of our enhanced vessels are contracted before they deliver from the yard. And, as I mentioned, our current stretch project that's underway at the moment is also already contracted for later next month when she delivers. I really believe it's a combination of both our fleet profile, and the type of contracts that we're working under.

Greg Lewis - *Credit Suisse - Analyst*

Okay. Great. And then, just as we think about it, and I know you don't really get too involved in providing too much detail around the fleet, but as we think about the US Gulf of Mexico fleet and the -- I guess, the portfolio approach you guys use, is it safe to say that we're always in the market in any given quarter with a couple vessels? Or is there periods where the fleet is fixed through any windows?

Quintin Kneen - *GulfMark Offshore - President & CEO*

Well, I would say that we're always in the market looking for opportunities to reconfigure the fleet. We've been high-grading the US fleet over the last several years, and we will continue to do that.

We have got some crew boats that have been performing well for us. But if there was an opportunity to exit those vessels, we would certainly consider it.

But, no, we're always in the market looking to reconfigure the fleet from time to time. In the US Gulf of Mexico, we have a solid fleet that we acquired in 2008. But it's getting to the point now where we need to think about what's the next step in evolving US Gulf of Mexico fleet. Those vessels are now seven and eight years old. So we'll see what the future holds for the US Gulf of Mexico. But we're also always looking for opportunities to -- (multiple speakers)

Greg Lewis - *Credit Suisse - Analyst*

Okay. Great. And, Quintin, one more last one for me, if I don't mind. Regarding Asia-Pacific, I know this is a market where, clearly, if we go back like 18 months, you know, the Company had some issues. We have kind of righted that, put the team in place. And it's always been a sector where GulfMark sort of -- the Company saw an opportunity to continue to build out and take a bigger market share in that segment, in that region of the world. Just given some of the recent headwinds, is that something that is still in the back of your mind as a long-term opportunity for GulfMark, or has that changed at all just given some of the near-term noise?

Quintin Kneen - *GulfMark Offshore - President & CEO*

No, the near-term noise to us doesn't dissuade us from the long-term philosophy that we've got in that region. I would say no.

I would say that we're certainly buyers in that region more than builders today, but there could be some build opportunities over time. The vessels that we are looking for that we think are going to be the right vessels for that region may not actually be in that region today. So it may be that we pick up a vessel from another region to bring it into southeast Asia. But we're still very bullish on the region overall.

Greg Lewis - *Credit Suisse - Analyst*

Okay. Perfect, guys. Thank you very much for the time.

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Client Id: 77

Quintin Kneen - *GulfMark Offshore - President & CEO*

Thanks.

Operator

The next question comes from Trey Stolz with Iberia Capital Partners. Please go ahead.

Trey Stolz - *Iberia Capital Partners - Analyst*

Morning, guys. I hope you all don't mind, but can we dig a little deeper into the North Sea dynamic right now to bring it down to the individual parts? On the supply side, it looks like a number of boats probably scheduled to leave the North Sea maybe in double digits, whereas rigs are coming in at the same time. We've had anchor handlers up and down affecting supply and affecting rates. And in the past, historically that's really made the market volatile.

But kind of an overarching theme we're hearing more about is the regulatory uncertainty and how it's caused operators to pull back, particularly UK side. Can you all blow that down a little bit more for us, and help us understand what you're seeing, if any impact from that, and how it's affecting the supply and demand scenario? Maybe a little more detail; help us get a grasp on the changing dynamic in the North Sea.

David Rosenwasser - *GulfMark Offshore - COO*

Sure. As you know, and the regulatory environment in the North Sea changes quite often. We see this come out every few years or so, and it's nothing, if not always, dynamic.

The two aspects that are most recently discussed, in the last few weeks, have been really surrounding the cost or how they tax some of the equipment coming into the area. But more importantly, how employees are looked at, with both national insurance and some other items.

All of this is proposed legislation. UK oil and gas has come to the table to work with the legislature to see what they can do to mitigate that impact. They all agree that they actually need the revenue and need to continue to develop the fields. There's quite a bit of oil and gas in the North Sea that's yet to be developed, and I really do believe that they'll work out something going forward.

I think this is a little bit of noise. People are just kind of taking a breath here; check up on their cost, but also to kind of see where this goes. I hope that it gets resolved and kind of pushes forward in the near term, but I'm being careful about it.

Quintin Kneen - *GulfMark Offshore - President & CEO*

And, Trey, I would say that the softness that we saw in the second quarter was really a little bit more of a capital discipline theme, as opposed to the regulatory theme.

Trey Stolz - *Iberia Capital Partners - Analyst*

Okay. All right. Well, and then, it sounds like on the anchor handler front, you all are happy with what you're facing for your fleet there? Would that be accurate?

David Rosenwasser - *GulfMark Offshore - COO*

Yes. We really only have one large anchor handler in the area.

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Trey Stolz - *Iberia Capital Partners - Analyst*

Yes.

David Rosenwasser - *GulfMark Offshore - COO*

So that vessel has been doing pretty well actually. So far, so good.

Trey Stolz - *Iberia Capital Partners - Analyst*

Do you foresee the anchor handler availability over the next three months causing a problem again on the rate utilization side for the market, or is it going to be more spread out?

Quintin Kneen - *GulfMark Offshore - President & CEO*

I don't think that we're going to see any more anchor handlers transient up to the region for the summer work season. There's just not enough of the season left. So that's why I think -- I'm generally bullish about the anchor handlers for the remainder of the summer work season in the North Sea.

Trey Stolz - *Iberia Capital Partners - Analyst*

All right. Thanks, guys.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Thanks, Trey.

Operator

(Operator Instructions)

The next question comes from Bill Dezellem with Tieton Capital Management. Please go ahead.

Bill Dezellem - *Tieton Capital Management - Analyst*

Thank you.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Good morning, Bill.

Bill Dezellem - *Tieton Capital Management - Analyst*

Relative to your record results in the US Gulf of Mexico, clearly the market has good strength. But to what degree is this a function of you simply having the higher-spec vessels that you talked about earlier on the call?

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Quintin Kneen - *GulfMark Offshore - President & CEO*

Well, it's actually probably three things going on there in the US Gulf of Mexico. Certainly a higher-spec vessels are helping out. But I would say that it is probably largely due to increasing in demand overall in the US Gulf of Mexico. So maybe 40%/60% -- 40% on the spec of the vessels, 60% increase in demand.

Bill Dezellem - *Tieton Capital Management - Analyst*

Thank you.

Operator

I have no further questions in the queue, so that will conclude today's question-and-answer session. I would like to turn the conference back over to Mr. Kneen for any closing remarks.

Quintin Kneen - *GulfMark Offshore - President & CEO*

Thank you, Gary, and thanks, everyone, for your interest in GulfMark. We look forward to updating you again in October. Goodbye.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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